Exhibit 99.(k)(1)

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated August 21, 2026, is between SignalRank Corporation (the “Fund”), a Maryland corporation, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Fund is a listed closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☒           Fund Accounting Addendum

☒           Fund Administration Addendum

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.	The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under U.S. federal and state securities laws and any foreign securities laws; fees and reimbursable expenses of officers, directors, and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation; translation services used to communicate with non-English speaking investors; and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.	Compensation

3.1.	The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Fund shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.	In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund’s Board (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4.	The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

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4.5.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.6.	Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.7.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.8.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning;

4.9.	A reasonable allocation of the cost of Arch™ software, used by Ultimus for the collection of capital statements, financial statements, investor notices, K-1s, or other communications for underlying investment funds, as available through the software; and

4.10.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

4.11.	Ultimus shall provide reasonable supporting documentation for all reimbursable expenses.

5.	Maintenance of Books and Records

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act (“Federal Securities Laws”).

5.2.	Ownership/Retention/Destruction of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, the “Client Records”) shall be the property of the Fund.

B.	The Fund agrees to reimburse Ultimus for the cost of maintaining the Client Records, which shall include any storage, copying, transmission, and/or destruction of the Client Records as provided for hereunder.

C.	Ultimus will keep the Client Records for so long as may be required by Federal Securities Laws and upon expiration of any such required holding period will destroy the Client Records at the Fund’s expense in accordance with Ultimus’ Records Destruction Policy. If the Fund does not want the Client Records destroyed, the Fund may request in writing that Ultimus preserve the Client Records, whereupon Ultimus will continue to store the Client Records at the Fund’s expense until such time as otherwise notified by the Fund in writing.

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D.	Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

E.	Ultimus agrees to furnish to the Fund, or to such other third-party as the Fund may direct, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as reasonably practicable after any such termination of this Agreement. If Ultimus is required by Federal Securities Laws to maintain any Client Records, it will provide the Fund, or such other third-party as the Fund may direct with copies of the Client Records as soon as reasonably practical after the termination.

F.	If this Agreement is terminated as a result of the liquidation of the Fund, Ultimus will destroy all Client Records of the liquidating Fund (as applicable) upon the expiration of any such required holding period required by Federal Securities Laws.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of two (2) years from the date first above written (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive two-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

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A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(5)	liquidation of the Fund.

B.	Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement and/or the Fund’s investment strategy, structure, holdings, or other aspects of the Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, Ultimus may terminate this Agreement upon not less than 90 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination of this Agreement in whole or in part other than termination under Section 8.3.A-C is deemed an “Early Termination.” Upon the occurrence of an Early Termination, the Fund shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

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E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Intentionally Omitted.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties;

(5)	any error, action or omission by the Fund or other past or current service provider;

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(6)	any failure to properly register the Fund’s shares in accordance with the Securities Act of 1933, as amended (the “Securities Act”), any state blue sky laws, or the securities laws of any foreign country; and

(7)	any offer or sale of the Fund’s shares outside of the United States.

B.	Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the Directors, Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.	The Board has and retains sole responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with Federal Securities Laws, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information, and (as applicable) any foreign laws, registrations, and tax obligations. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the Fund) for use in delivering Ultimus’ Services to the Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

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10.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund shall indemnify, defend, and hold harmless Ultimus against Losses arising from circumstances under Section 10.2.A.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.	The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

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11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable U.S. federal and state laws, including, without limitation, U.S. federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, the Fund has authorized unlimited shares, (2) no shares of the Fund will be offered to the public until the Fund’s registration statement under the Securities Act and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made, (3) the Fund will continue to offer shares to accredited investors under Regulation D of the Securities Act and (4) the shares of the Fund are validly authorized and, when issued in accordance with the description in the Fund’s registration statement, will be fully paid and nonassessable. Additionally, if the Fund’s shares are to be offered for sale and/or sold in any non-U.S. jurisdiction, the Fund has made and will maintain any required foreign registrations, filings, or disclosures necessary to comply with the laws of any such non-U.S. jurisdiction.

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(B)	It shall cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund or the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(C)	The Fund’s organizational documents, registration statement and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)	Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, and Secretary, shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(E)	Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

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13.2.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of shareholders of the Fund showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(I)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(J)	copies of the current underwriting agreement for the Fund;

(K)	contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(L)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

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15.	Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended. If the Fund’s shares are offered for sale or sold outside of the United States, the Fund assumes full responsibility for ensuring that any such offer or sale complies with all applicable laws, regulations, and registration requirements in any non-U.S. jurisdiction, including, without limitation, any tax withholding, reporting, or remittance obligations imposed by the foreign jurisdiction, and agrees to promptly notify Ultimus if the Fund receives any inquiries from, or is the subject of an examination by, any regulatory or law enforcement authority stemming from or related to the offer or sale of shares in the foreign jurisdiction. Additionally, if the Fund intends to offer or sell the Fund’s shares outside of the United States or any U.S. territory (i.e., in any foreign jurisdiction), it will retain the services of a duly authorized distributor to serve as distributor of those shares in such foreign jurisdiction(s). For purposes hereof, “duly authorized distributor” shall mean a broker-dealer registered, licensed, or otherwise granted permission to distribute securities in such foreign jurisdiction(s). The Fund will be solely responsible for conducting due diligence with respect to any such duly authorized distributor and shall obtain such representations and warranties from such distributor as the Fund, in its sole determination, deems prudent to assure itself that such distributor is appropriately qualified to distribute the shares in such foreign jurisdiction(s) and is capable of complying with all applicable laws of such foreign jurisdiction(s).

16.	Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

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16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)	Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

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17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent on wording and timing prior to publication of such release.

18.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail, overnight delivery, or certified mail at the following address.

20.1.	If to the Fund:

SignalRank Corporation

Attn: Matt Melkonian

3650 La Calle Court

Palo Alto CA 94306

Email: mm@signalrank.com

with a copy to:

Paul Hastings LLP

Attn: Jeff Hartlin

1117 S. California Avenue

Palo Alto, CA 94304

Email: jeffhartlin@paulhastings.com

SignalRank Corporation Ultimus Master Services Agreement August 21, 2026	Page 14 of 17

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Email: legal@ultimusfundsolutions.com

21.	General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)	Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Fund at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	No Third-Party Beneficiaries. Except as expressly provided herein, no person or entity other than the parties to this Agreement shall be deemed a third-party beneficiary of this Agreement, nor shall any such person or entity have any right to enforce any provision of this Agreement or assert any claim arising out of or relating to this Agreement.

SignalRank Corporation Ultimus Master Services Agreement August 21, 2026	Page 15 of 17

21.7.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.8.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.9.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

SignalRank Corporation Ultimus Master Services Agreement August 21, 2026	Page 16 of 17

The parties duly executed this Agreement as of August 21, 2026.

	SignalRank Corporation		Ultimus Fund Solutions, LLC

By:		By:
Name:	Matt Melkonian	Name:	Gary Tenkman
Title:	Chief Operating Officer	Title:	Chief Executive Officer

SignalRank Corporation Ultimus Master Services Agreement August 21, 2026	Page 17 of 17

Fund Accounting Addendum

for

SignalRank Corporation

This Fund Accounting Addendum, dated August 21, 2026, is between SignalRank Corporation (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated August 21, 2026 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Fund Accounting Services

1.	Performance of Accounting Services

Ultimus shall perform the following  accounting  services for  the Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share as required by the Fund’s prospectus, statement of additional information, organizational documents, or Applicable Law, in each case utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable and/or have been subject to override by the Fund’s investment adviser, then obtain such prices from the Fund’s investment adviser or its designee;

1.3.	verify and reconcile the Fund’s cash position with the Fund’s custodian, it being understood and agreed that Ultimus will be provided direct, electronic access to such information from the Fund’s custodian;

1.4.	verify and reconcile the Fund’s non-cash assets with the applicable third-party(ies) holding the same, it being understood and agreed that Ultimus will obtain the information needed to perform such verification and reconciliation directly from the applicable third party(ies);

1.5.	compute, as applicable, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.6.	accrue income of the Fund based upon income estimates obtained from independent pricing services, or if such income estimates are unavailable, then upon income estimates obtained from the Fund’s investment adviser or its designee;

1.7.	record investment trades received in proper form from the Fund or its authorized agents;

1.8.	calculate Fund expenses based on instructions from the Fund’s administrator or entity approved by the Board;

1.9.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.10.	provide system generated accounting reports in connection with the Fund’s regular annual audit and other audits and examinations by regulatory agencies;

SignalRank Corporation Fund Accounting Addendum	Page 1 of 4

1.11.	provide such ad hoc periodic reports as agreed to by the parties;

1.12.	prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and repurchase journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) expense accruals; (10) income accruals; (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.13.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.14.	provide accounting information to the Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.15.	cooperate with, and take reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to the Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Accounting Services] of this Fund Accounting Addendum, the Fund or the Fund’s investment adviser informs Ultimus that the Fund holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Fund hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.	Derivatives Risk Management Program Support Services

Ultimus may, at the election of the Fund, provide the Fund with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load the Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.	Deliver derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to the Fund’s investment adviser (“Adviser”) and the Fund’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

SignalRank Corporation Fund Accounting Addendum	Page 2 of 4

c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for the Fund and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., VaR calculations, weekly back-testing, and weekly stress-testing);

d.	Provide Adviser a board reporting template; and

e.	Provide the Board access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Fund’s related Derivatives Risk Management Program.

In providing the Derivatives Risk Management Program Support Services, in each instance where Ultimus has committed to provide Adviser with access to VaR reports or other derivatives related information, Adviser may, with Ultimus’ consent, elect to have Ultimus deliver the same reports and information to an Ultimus approved third party 18f-4 service provider/designee; with the understanding that delivery of such information to such third party 18f-4 service provider/designee may incur additional fees.

Alternatively, the Fund may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

The Adviser has and retains sole responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Adviser of such responsibilities, and under no circumstances will Ultimus share in those responsibilities except as expressly agreed upon in this Fund Accounting Addendum.

4.	Special Reports and Services

4.1.	Ultimus may agree (but shall be under no obligation) to provide additional special reports upon the request of the Fund or the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.	Ultimus may agree (but shall be under no obligation) to provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

SignalRank Corporation Fund Accounting Addendum	Page 3 of 4

The parties duly executed this Fund Accounting Addendum as of August 21, 2026.

	SignalRank Corporation		Ultimus Fund Solutions, LLC

By:		By:
Name:	Matt Melkonian	Name:	Gary Tenkman
Title:	Chief Operating Officer	Title:	Chief Executive Officer

SignalRank Corporation Fund Accounting Addendum	Page 4 of 4

Fund Accounting Fee Letter

for

SignalRank Corporation

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to SignalRank Corporation (the “Fund”) pursuant to that certain Master Services Agreement dated August 21, 2026, and the Fund Accounting Addendum dated August 21, 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[***]

2.	Monthly Per Trade and T+0 Processing Fees

[***]

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Fund, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the Fund or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

SignalRank Corporation Fund Accounting Fee Letter	Page 1 of 4

3.4.	Early Termination. Any termination of this Agreement without cause prior to the expiration of the then-current term (“Early Termination”) under the Agreement with respect to fund accounting services shall subject the Fund or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting deconversion services of not less than $[***].

3.6.	Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting liquidation services of not less than $[***].

3.7.	Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund accounting services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund or the Adviser a fund accounting restructuring fee of not less than $[***], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, and performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund. Ultimus shall provide reasonable supporting documentation for all reimbursable expenses.

SignalRank Corporation Fund Accounting Fee Letter	Page 2 of 4

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items1

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

SignalRank Corporation Fund Accounting Fee Letter	Page 3 of 4

The parties duly executed this Fund Accounting Fee Letter dated August 21, 2026.

	SignalRank Corporation		Ultimus Fund Solutions, LLC

By:		By:
Name:	Matt Melkonian	Name:	Gary Tenkman
Title:	Chief Operating Officer	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

SignalRank AI Corp

By:
Name:	Matt Melkonian
Title:	Chief Operating Officer

SignalRank Corporation Fund Accounting Fee Letter	Page 4 of 4

Fund Administration Addendum

for

SignalRank Corporation

This Fund Administration Addendum, dated August 21, 2026, is between SignalRank Corporation (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated August 21, 2026 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Ultimus shall provide the following Fund Administration Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1.	In performing the Services, Ultimus will act as a liaison among the Fund’s service providers, including, but not limited to its custodian, transfer agent, fund accountant and dividend disbursing agent, legal counsel, and audit firm;

2.	Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its net asset value;

4.	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all authorized bills of the Fund;

5.	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

6.	Compute performance data required for inclusion in fund financial reports and disseminate such data to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

7.	Provide other information typically supplied in the investment company industry as mutually agreed to companies that track or report price, performance or other information with respect to investment companies;

8.	Prepare and coordinate the delivery of semi-annual and annual financial statements;

9.	Coordinate the Fund's audits and examinations by:

a.	assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, as mutually agreed upon;

b.	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners), as mutually agreed upon; and

c.	providing office facilities as may be required.

SignalRank Corporation Fund Administration Addendum	Page 1 of 3

10.	Facilitate, register, or prepare applicable notice or other filings as directed by the Fund’s investment adviser with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

11.	Assist the Fund with routine communications and filings required by the Fund’s listing exchange (e.g., the New York Stock Exchange, NYSE American, or The Nasdaq Stock Market), including, as applicable, supplemental listing applications for additional shares, dividend and distribution declaration notices, and other listing-exchange-required notices;

12.	Review the Fund's federal, state, and local tax returns as prepared and signed by the Fund's independent public accountants; and

Special Reports and Services

1.	Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.	Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, such as assistance with information statements, Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Tax Matters

Ultimus does not provide tax advice. Nothing in the Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Published Communications and Mailings

All written materials produced in the performance of the Services will be in English, and to the extent Ultimus is tasked with distribution of any Fund materials, those materials will be mailed via the U.S. Postal Service.

Legal Representation

Notwithstanding any provision of the Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

SignalRank Corporation Fund Administration Addendum	Page 2 of 3

The parties duly executed this Fund Administration Addendum as of August 21, 2026.

	SignalRank Corporation		Ultimus Fund Solutions, LLC

By:		By:
Name:	Matt Melkonian	Name:	Gary Tenkman
Title:	Chief Operating Officer	Title:	Chief Executive Officer

SignalRank Corporation Fund Administration Addendum	Page 3 of 3

Fund Administration Fee Letter

for

SignalRank Corporation

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to SignalRank Corporation (the “Fund”) pursuant to that certain Master Services Agreement dated August 21, 2026, and the Fund Administration Addendum dated August 21, 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[***]

2.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on the Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Fund or the Adviser. The Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund. Ultimus shall provide reasonable supporting documentation for all reimbursable expenses.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Fund, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the Fund or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

SignalRank Corporation Fund Administration Fee Letter

3.4.	Early Termination. Any termination of this Agreement without cause prior to the expiration of the then-current term (“Early Termination”) under the Agreement with respect to fund administration services shall subject the Fund or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration deconversion services of not less than $[***].

3.6.	Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration liquidation services of not less than $[***].

3.7.	Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund administration services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund or the Adviser a fund administration restructuring fee of not less than $[***], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items2.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

2 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

SignalRank Corporation Fund Administration Fee Letter

The parties duly executed this Fund Administration Fee Letter dated August 21, 2026.

	SignalRank Corporation		Ultimus Fund Solutions, LLC

By:		By:
Name:	Matt Melkonian	Name:	Gary Tenkman
Title:	Chief Operating Officer	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

SignalRank AI Corp

By:
Name:	Matt Melkonian
Title:	Chief Operating Officer

SignalRank Corporation Fund Administration Fee Letter